UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

Tandy Brands Accessories, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TANDY BRANDS ACCESSORIES, INC.
690 East Lamar Blvd., Suite 200
Arlington, Texas 76011
IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS
August 8, 2007
Dear Fellow Shareholder:
     In a few weeks, we will be sending you a detailed proxy statement and a white proxy card for the Company’s annual meeting of shareholders scheduled for October 29, 2007. We have been informed that Golconda Capital Portfolio LP (“Golconda”), a shareholder of the Company who owns less than 1% of our outstanding stock, intends to nominate two individuals for election to our Board of Directors with the intention of launching a hostile and costly proxy contest with respect to such election. As a result, you may also receive proxy solicitation materials and a proxy card from Golconda seeking your vote to elect its slate of nominees to your Company’s Board of Directors.
YOUR BOARD OF DIRECTORS OPPOSES GOLCONDA’S PROXY SOLICITATION
AND STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD
SENT TO YOU BY GOLCONDA.
     Your Board of Directors recommends instead that you carefully review the Company’s proxy statement, which will be mailed to you within the next several weeks, and that you demonstrate your support for your Company’s nominees by signing, dating and mailing the white proxy card that will be mailed to you along with your Company’s proxy statement.
     DO NOT BE RUSHED INTO A VOTING DECISION WITHOUT HAVING ALL THE NECESSARY FACTS.
     Your Board of Directors is committed to creating value for our shareholders and remains confident that our strategic plan, leadership, and customer and business relationships will continue to provide value to our shareholders. In addition, your Board of Directors is committed to strong corporate governance principles, as demonstrated by the Company’s proposal to de-classify the Board of Directors which will be detailed in the Company’s proxy statement.
     Thank you for your attention and cooperation. If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, Georgeson Inc., toll free at (888)605-7570.
On behalf of the Board of Directors:

/s/ Dr. James F. Gaertner	/s/ J.S.B. Jenkins

Dr. James F. Gaertner	J.S.B. Jenkins
Chairman of the Board	President and Chief Executive Officer

SUPPLEMENTAL INFORMATION
     Under applicable regulations of the Securities and Exchange commission, the Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in favor of the proposals to be presented by the Company at the annual meeting. These directors and executive officers include the following:

Name of Director/Executive Officer	Beneficial Ownership (1)
James F. Gaertner, Ph.D.	56,100
Roger R. Hemminghaus	27,045
J.S.B. Jenkins (2)	825,927
George C. Lake	14,200
Colombe M. Nicholas	23,545
W. Grady Rosier	14,900
Gene Stallings	32,482
Mark J. Flaherty (3)	55,873
David Lawhon (3)	43,970
Morris D. Mitchell (3)	6,682
Jane A. Batts (3)	5,984
Total:	1,106,708

(1)	Includes shares of the Company’s common stock directly or indirectly held by such individuals as of July 31, 2007, as well as any shares of common stock underlying options held by such individuals which are exercisable as of July 31, 2007 or 60 days after such date.

(2)	Includes shares held indirectly pursuant to the Company’s employee investment plan and stock purchase plan. Does not include phantom stock units held indirectly through the Company’s benefit restoration plan and does not include 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest.

(3)	Includes shares held indirectly pursuant to the Company’s employee investment plan and stock purchase plan.
     In connection with its upcoming annual meeting of shareholders, the Company plans to file a proxy statement with the Securities and Exchange Commission. TANDY BRANDS SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by the Company with the Securities and Exchange Commission in connection with the annual meeting at the Securities and Exchange Commission’s web site at www.sec.gov. Shareholders of the Company may also obtain free copies of the proxy statement and other documents filed by the Company in connection with the annual meeting by directing a request to: 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.
SOLICITATION; EXPENSES
     In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram, electronic mail or other means by directors, officers and other employees of the Company who will not be specially compensated for these services. The Company has engaged Georgeson Inc. to serve as a proxy solicitor for the Company. The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by the Company. The Company will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. The Company will reimburse such persons for their reasonable expenses in connection therewith.